SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

SED International Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

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(4)	Date Filed:

SED INTERNATIONAL HOLDINGS, INC.

4916 North Royal Atlanta Drive
Tucker, Georgia 30085

Dear SED International Holdings, Inc. Shareholders:

      You are cordially invited to attend the 2002 Annual Meeting of Shareholders to be held at the executive offices of SED International Holdings, Inc. (the “Company”), 4916 North Royal Atlanta Drive, Tucker, Georgia, on December 11, 2002, at 12:00 p.m., local time, for the following purposes:

(i) To elect two Class II directors for terms to expire at the 2005 Annual Meeting of Shareholders;

(ii) To transact such other business as may properly come before the meeting or any adjournments thereof.

      During the meeting we will review the results of the fiscal year ended June 30, 2002 and report on significant aspects of our operations during the fiscal 2002.

      We would appreciate your completing, signing, dating and returning to the Company the enclosed proxy card in the envelope provided at your earliest convenience. If you decide to attend the meeting, you may, of course, revoke your proxy and vote your own shares.

Sincerely,

GERALD DIAMOND
Chairman of the Board and
Chief Executive Officer

October 29, 2002

SED INTERNATIONAL HOLDINGS, INC.

4916 North Royal Atlanta Drive
Tucker, Georgia 30085

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

      The Annual Meeting of Shareholders of SED International Holdings, Inc. (the “Company”) will be held at the executive offices of the Company, 4916 North Royal Atlanta Drive, Tucker, Georgia, on December 11, 2002, at 12:00 p.m., local time, for the following purposes:

(i) To elect two Class II directors for terms to expire at the 2005 Annual Meeting of Shareholders;

(ii) To transact such other business as may properly come before the meeting or any adjournments thereof.

      The Board of Directors has fixed October 28, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

      IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION.

By Order of the Board of Directors,

MICHAEL P. LEVINE,
Secretary

Approximate Date of mailing of Proxy Materials:

November 8, 2002

SED INTERNATIONAL HOLDINGS, INC.

4916 North Royal Atlanta Drive
Tucker, Georgia 30085

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held December 11, 2002

       This Proxy Statement is furnished by and on behalf of the Board of Directors (the “Board”) of SED International Holdings, Inc. (the “Company”) in connection with the solicitation of proxies for use at the 2002 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at 12:00 p.m., local time, December 11, 2002, at the Company’s executive offices, 4916 North Royal Atlanta Drive, Tucker, Georgia 30085, and at any adjournments thereof. The Notice of Annual Meeting of Shareholders, this Proxy Statement, and the form of proxy will be first mailed about November 8, 2002, to the shareholders of the Company (the “Shareholders”) of record on the Record Date (as defined below).

      The Company will bear all the costs associated with this solicitation. Proxies are being solicited by mail. We have retained Georgeson Shareholders Communications, Inc. to act as proxy solicitor for a fee estimated to be $5,000, plus reimbursement of out-of-pocket expenses. We may reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of shares of the Company.

      The Board of Directors urges you to complete, sign, date and return the enclosed proxy card in the enclosed postage pre-paid envelope.

Shares Entitled To Vote

      Each valid proxy given pursuant to this solicitation that is received in time for the Annual Meeting and not revoked will be voted with respect to all shares represented by it and will be voted in accordance with the instructions, if any, given in the proxy. If instructions are not given in the proxy, it will be voted (i) for the election as directors of the nominees listed in this Proxy Statement, and (ii) in accordance with the best judgement of the proxy holders on any other matter that may properly come before the meeting. The submission of a signed proxy will not affect a Shareholder’s right to attend and to vote in person at the Annual Meeting. Shareholders who execute a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of the Company at the following address: SED International Holdings, Inc., 4916 North Royal Atlanta Drive, Tucker, Georgia 30085, Attn: Michael P. Levine, Secretary; executing a proxy bearing a later date; or attending and voting in person at the Annual Meeting.

      Only Shareholders of record as of the close of business on October 28, 2002 (the “Record Date”), will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date there were 3,907,020 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters presented for Shareholder vote.

      According to the Bylaws of the Company (the “Bylaws”), the holders of a majority of the shares of Common Stock outstanding and entitled to be voted at the Annual Meeting must be present in person or be represented by proxy to constitute a quorum and to act upon proposed business. If a quorum is not present or represented by proxy at the Annual Meeting, the meeting will be adjourned and the Company will be subjected to additional expense. If a quorum is present or represented by proxy at the Annual Meeting, the Bylaws provide that the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will decide the corporate action taken unless a different vote is required by Georgia law, the Articles of Incorporation or the Bylaws. Georgia law and the Bylaws specify that directors shall be elected by the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

      Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether the matter has been approved by the Shareholders, abstentions have the same effect as negative votes for any proposal other than the election of directors. Broker non-votes are not deemed to be present or represented for purposes of determining whether Shareholder approval of that matter has been obtained, but they are counted as present for purposes of determining the existence of a quorum at the Annual Meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

Director Nominees

      Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of two nominees to serve as Class II directors for three-year terms expiring in 2005 and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. The nominees are Mr. Melvyn Cohen and Mr. Cary Rosenthal. Messrs. Cohen and Rosenthal currently serve as Class II directors.

      Each nominee has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting any of the nominees are unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card will be exercised to vote for a substitute candidate designated by the Board. The Board has no reason to believe that any of the nominees will be unable or will decline to serve as a director.

      The Board of Directors recommends that the Shareholders vote FOR the election of the nominees named above as directors of the Company for Class II directors.

General Information About the Board

      The Board currently consists of five members. During the fiscal year 2002, Mr. Joel Cohen, Mr. Elliott Cohen, and Mr. Larry Ayers resigned from The Board. These Board positions have not been, and will not be, filled.

      The Board is divided into three classes of directors, designated Class I, Class II and Class III. Class I has two members, Class II has two members, and Class III has one member. The terms of the Class II directors expire at the Annual Meeting. The term of the Class III director expires at the 2003 Annual Meeting of Shareholders, and the terms of the Class I directors expire at the 2004 Annual Meetings of Shareholders.

      Following is information regarding the nominees and continuing directors, including information furnished by them as to their principal occupations.

Nominees for Directors — Class II — Term to Expire in 2002

Nominee	Age	Positions, Offices and Other Information

Melvyn I. Cohen	62	Mr. Cohen has been the sole member of the M. Cohen and Company LLC, a certified public accounting firm in the State of New Jersey, since December 1994. Mr. Cohen has been a member of the American Institute of Certified Public Accountants and a member of the New Jersey Society of Certified Public Accountants since 1968. Mr. Cohen has been a Certified Public Accountant for over 35 years.
Cary Rosenthal	62	Mr. Rosenthal has been a director of the Company since 1992. From 1998 until his retirement in September 2000, Mr. Rosenthal was a director of Master Graphics, Inc. Mr. Rosenthal served as President and Chief Executive Officer of Phoenix Communications, a division of Master Graphics, Inc., a commercial printing firm from December 1997 to September 2000, and he previously served as President and Chief Executive Officer of Phoenix Communications, Inc. from 1977 until December 1997. Phoenix Communications was sold to Master Graphics in December 1997.

Directors Continuing in Office — Class III — Term to Expire in 2003

Name	Age	Positions, Offices and Other Information

Gerald Diamond	64	Gerald Diamond has been a director of the Company or its Predecessor since 1980. Mr. Diamond currently serves as Chairman of the Board and Chief Executive Officer of the Company and SED International. He was elected President and Chairman of the Board of the Company and Chief Executive Officer and Chairman of the Board of SED International in June 1986, and has served in two or more capacities as Chairman of the Board, Chief Executive Officer and President of the Company and SED International from that time until May 1995. Mr. Diamond was a founder of the Predecessor and served as its President and Treasurer from July 1980 through July 1986. Mr. Diamond has been in the electronics-related business for over 35 years. Mr. Diamond is the father of Mark Diamond and the husband of Jean Diamond.

Directors Continuing in Office — Class I — Term to Expire in 2004

Name	Age	Positions, Offices and Other Information

Stewart Aaron	62	Mr. Aaron has been a director of the Company since November 1994. Mr. Aaron has served for over 20 years as President of LABS, Inc., a silk plant manufacturer based in Atlanta, Georgia.
Mark Diamond	37	Mr. Diamond has been a director of the Company since October 1996. Mr. Diamond currently serves as President and Chief Operating Officer of SED international, Inc. Mr. Diamond was employed by SED International in the Sales Department beginning in January 1987. In February 1991, Mr. Diamond was elected Vice President — Sales of SED International; in May 1993, he was elected Executive Vice President — Marketing of SED International; and in February 1994, he was elected Executive Vice President — Sales of SED International. Mr. Diamond served as Executive Vice President of the Company beginning in June 1995, and in August 1995 was elected Executive Vice President of SED International, Inc. In 1999 Mr. Diamond was elected President and Chief Operating Officer of the Company. Mark diamond is the son of Gerald Diamond and Jean Diamond.

Director Compensation

      During the fiscal year ended June 30, 2002 (“fiscal 2002”), Messrs. Aaron, M. Cohen and Rosenthal each received aggregate cash compensation of $10,000 for attendance at regular Board meetings. Former directors Messrs. J Cohen, E. Cohen and L. Ayers each received aggregate cash compensation of $5,000, $10,000 and $2,500, respectively, for attendance at regular Board meetings prior to their resignations. This compensation was not contingent upon the number of regular Board meetings attended. In addition to compensation for regular Board Meeting attendance, Messrs. Aaron, M. Cohen and Rosenthal were paid $3,246, $9,113 and $1,710, respectively, for advisory services. The Company also pays ordinary and necessary travel expenses for non-management directors to attend Board and any committee meetings.

      As additional compensation for serving as directors of the Company in fiscal 2002, Messrs. Aaron, J. Cohen, E. Cohen, M. Cohen and Rosenthal each received a non-qualified stock option to purchase up to 5,000 shares of Common Stock having an exercise price of $2.10 per share, which vested immediately upon grant pursuant to the Company’s 1995 Formula Stock Option Plan. Also, Messrs. Aaron, J. Cohen, E. Cohen, M. Cohen and Rosenthal each received a non-qualified stock option to purchase up to 25,000, 10,000, 15,000, 15,000 and 30,000 shares of Common Stock having an exercise price of $1.96 per share, which vested immediately upon grant pursuant to the Company’s 1991 Stock Option Plan.

Certain Relationships and Related Transactions With Retired Directors and Officers

      The Company utilizes the legal services of Cohen, Pollock, Merlin, Axelrod & Small, P.C. (“CPMAS”) for various matters from time to time. A senior partner and founder of CPMAS — Mr. Elliot Cohen — was a director of the Company during fiscal 2002. The Company does not consider the amounts involved in its transactions with CPMAS to be material in relation to The Company’s business and believes that any such amounts are not material in relation to the business of CPMAS. Mr. Elliott Cohen resigned from the Board of Directors on August 20, 2002.

      Mr. Larry Ayers resigned his positions as director, Chief Financial Officer and Secretary of the Company, and VP-Finance of SED International, Inc. on March 27, 2002 and as Director of SED International Holdings, Inc., on May 8, 2002. As part of Mr. Ayers’ resignation agreement on March 27, the Company agreed that his severance package would be $125,000 and his unexercised options were cancelled. Additionally, the Company entered into short term consulting arrangement with LGA Consulting, an entity owned and managed by Mr. Ayers. During fiscal 2002, LGA Consulting was paid 16,000 Shares of Company Stock and $9,635. The Company does not consider the amounts involved in its transactions with LGA Consulting to be material in relation to the Company’s business.

      The Company in the future does not intend to enter into transactions similar to those described above without first determining that doing so would not violate the Sarbanes-Oxley Act of 2002.

Board Meetings During Fiscal 2002

      The Board of Directors held four meetings during fiscal 2002. All directors attended all four meetings.

Board Committees

      The Board of Directors has no standing nominating committee.

Audit Committee

      The Audit Committee of the Board of Directors consists solely of “independent” directors, as such term is defined in the Sarbanes-Oxley Act of 2002. The members of the Audit Committee during Fiscal 2002 were Messrs. Aaron, E. Cohen, and M. Cohen. Mr. Elliot Cohen resigned from the Board of Directors on August 20, 2002 and has not been replaced. Mr. Rosenthal joined the Audit Committee at the beginning of Fiscal 2003. The Audit Committee met four times in fiscal 2002, with all members attending all meetings. The duties and activities of the Audit Committee are described in the Report of the Audit Committee on page 14. Appendix A is the Audit Committee Charter including October 2002 restatements, in part to take into account the adoption of the Sarbanes-Oxley Act of 2002.

Compensation Committee

      The Compensation Committee of the Board of Directors consists of three members. The members of the Compensation Committee in Fiscal 2002 were Messrs. Aaron, G. Diamond and Rosenthal. The Compensation Committee met four times in Fiscal 2002. The Compensation Committee is responsible for setting annual and long-term performance goals for the Chief Executive Officer, evaluating his performance against these goals, and recommending his salary, bonus and long-term incentives. The Compensation Committee reviews the performance of all of the executive officers of the Company and recommends to the Board the amount and form of all compensation of executive officers of the Company. (see “Report of the Compensation Committee on Executive Compensation — CEO Compensation” and “Agreements With Certain Executive Officers”).

Share Ownership of Directors and Officers

      The following table sets forth certain information as of October 10, 2002 regarding the beneficial ownership of the Company’s Common Stock by the directors and director nominees of the Company, the Company’s Chief Executive Officer and the five other highest paid executive officers (the “Named Executive

Officers”), all directors and executive officers of the Company as a group, and all persons known to the Company to beneficially own more than five percent of the outstanding shares of Common Stock. All shares of Common Stock shown in the table reflect sole voting and investment power except as otherwise noted.

	Amount and Nature
	of Beneficial		Percent
Name of Beneficial Owner	Ownership		of Class

Stewart I. Aaron	40,100	(13)	*
Cary Rosenthal	48,530	(12)	*
Melvyn I. Cohen	25,000	(1)	*
Ronell Rivera	29,700	(2)	*
Larry Ayers	—	(11)	*
Mark Diamond	186,625	(3)	4.77%
Barry Diamond	61,600	(4)	1.58%
Gerald Diamond	349,956	(5)	8.95%
Jean Diamond	74,500	(7)	1.90%
SED Associates	73,426	(6)	1.88%
FMR Corp.	480,000	(8)	12.30%
Dimension Fund Advisors, Inc.	264,725	(9)	6.77%
All current directors and executive officers as a group (8 persons)	816,011	(10)	20.89%

*	Represents less than one percent of the outstanding Common Stock.

(1)	The shares owned consist entirely of exercisable options to purchase common stock.

(2)	The shares indicated include 3,000 remaining shares of a restricted stock award of 5,000 shares granted April 4, 1998 and 5,250 remaining shares of a restricted stock award of 7,500 shares granted May 10, 1999, both of which vest pro rata over 10 years, 3,134 shares of a restricted stock award granted February 28, 2001, which vest pro rata over 3 years, and 12,500 shares subject to options exercisable within 60 days. Mr. Rivera has sole voting power over all of the shares of restricted stock so awarded to him.

(3)	The shares indicated include 3,000 remaining shares of a restricted stock award of 25,000 shares granted May 10, 1999, which vest pro rata over 10 years, and 11,625 shares of a restricted stock award granted February 28, 2001, which vest pro rata over 3 years. Mr. M. Diamond has sole voting power over all of the shares of restricted stock so awarded to him.

(4)	The shares indicated include 8,750 remaining shares of a restricted stock award of 12,500 shares granted May 10, 1999, which vest pro rata over 10 years, and 6,067 shares of a restricted stock award granted February 28, 2001, which vest pro rata over 3 years. Mr. B. Diamond has sole voting power over all of the shares of restricted stock so awarded to him.

(5)	The shares indicated include 1,956 shares held of record by Gerald Diamond as trustee for the benefit of his grandchildren. The shares do not include shares owned by Jean Diamond, as to which Mr. G Diamond disclaims beneficial ownership. The shares also do not include the shares owned of record by SED Associates of which Mr. G Diamond is deemed the indirect beneficial owner as described in footnote (6) below.

(6)	SED Associates is a general partnership of which Gerald Diamond is the managing partner. As managing partner, Mr. G Diamond has sole voting and investment power with respect to the Common Stock owned by SED associates. Therefore, Mr. G Diamond is deemed the indirect beneficial owner of the shares of Common Stock owned of record by SED Associates.

(7)	The shares indicated include 50,000 options exercisable within 60 days. Ms. Diamond has sole voting power over all of the shares. The shares indicated do not include 348,000 shares held by Gerald Diamond, the husband of Ms. Diamond, nor 1,956 shares held of record by Gerald Diamond as trustee for the benefit of their grandchildren, as to which Ms. Diamond disclaims beneficial ownership. The shares indicated also do not include the shares owned of record by SED Associates of which Mr. G. Diamond is deemed the indirect beneficial owner as described in footnote (6).

(8)	All of the shares indicated are deemed beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of its serving as investment adviser to Fidelity Low-Priced Stock Fund, the owner of the 480,000 shares. FMR Corp.’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(9)	The shares indicated are owned by several different funds managed by Dimensional Fund Advisors, Inc., 1299 Ocean Avenue, 11th floor, Santa Monica, California 90401-1038.

(10)	The shares indicated do not include shares owned by the following former directors: Mr. Joel Cohen, Mr. Elliott Cohen, or Mr. Larry Ayers.

(11)	Full ownership information is unavailable. Approximately 245 shares are owned by Mr. Ayres and members of his family as of August 20, 2002. The company is not aware of other beneficial ownership.

(12)	Includes 35,000 options to purchase common stock.

(13)	Includes 30,000 options to purchase common stock.

Summary Compensation Table

      The following table sets forth the cash compensation received for the three fiscal years ended June 30, 2002, by the Chief Executive Officer and the Named Executive Officers.

					Long-Term Compensation

					Awards	Payments

	Annual Compensation					Securities
					Restricted	Underlying
				Other Annual	Stock	Options/	LTIP	All Other
				Compensation	Awards	SARs	Payment	Compensation
Name and Principal Position	Year	Salary	Bonus	($)	($)	(#)	($)	($)

Gerald Diamond	2002	$451,318	$—	25,754	—	—	—	2,750
Chairman of the Board,	2001	514,257	—	21,891	159,724	—	—	2,625
Chief Executive Officer and	2000	496,357	—	21,112	441,000	—	—	2,625
Director of the Company and SED International, Inc.
Mark Diamond	2002	$268,561	$10,000	35,811	—	—	—	2,560
President, Chief Operating	2001	258,059	23,350	20,547	25,435	—	—	2,111
Officer and Director of the	2000	239,579	10,000	4,496	—	50,000	—	1,396
Company and SED International, Inc.
Jean A. Diamond	2002	$209,632	$—	4,957	—	—	—	2,433
Executive Vice President of	2001	213,771	—	4,968	26,256	—	—	2,625
SED International Inc.	2000	203,592	—	3,728	—	50,000	—	2,701
Barry Diamond	2002	$181,658	$1,750	23,493	—	—	—	1,447
Vice President of Wireless	2001	165,097	2,150	15,415	19,910	—	—	2,613
Division of SED International	2000	160,000	20,000	5,750	—	25,000	—	2,720
Inc.
Larry Ayers	2002	$119,830	$—	125,000	—	—	—	3,361
Former Chief Financial Officer	2001	163,236	—	—		—	—	2,561
Secretary and Director of the	2000	140,000	—	5,749	—	25,000	—	2,824
Company
Ronell Rivera	2002	$237,473	$—	21,887	—	—	—	507
Executive Vice President of	2001	250,000	—	17,785	10,283	—	—	3,256
Latin America For Sales	2000	220,024	—	59,185	—	25,000	—	2,505
and Marketing of SED International, Inc.

Option/SAR Grants in Fiscal 2002

      The Company did not award any stock appreciation rights (“SARs”) during fiscal 2002.

      The following table provides information on options grants in fiscal 2002:

	# Shares	% of Total
	Underlying	Options			Potential Realized Value
	Options	Granted to	Exercise	Expiration
Name	Granted	Employees	Price	Date	5%($)	10%($)

Gerald Diamond	150,000	20%	$1.96	10/15/11	$184,895	$468,560
Mark Diamond	125,000	17%	$1.96	10/15/11	$154,079	$390,467
Jean A. Diamond	50,000	7%	$1.96	10/15/11	$61,632	$156,187
Barry Diamond	40,000	5%	$1.96	10/15/11	$49,305	$124,949

Note:	Former director and officer Larry Ayers received 30,000 options at exercise price of $1.96 on October 15, 2001 expiring in ten years from the date of grant and representing 4% of total options granted to employees. These options were cancelled effective with Mr. Ayers resignation from the Company.

Options Exercised in Fiscal 2002

      There were no options exercised during fiscal 2002. There were no SARs outstanding during fiscal 2002. The value of unexercised in-the-money options at fiscal year-end was calculated based on the closing sales price of the Common Stock reported by Nasdaq on that date.

Agreements With Certain Executive Officers

      SED International, Inc. has employment agreements with Gerald Diamond, Jean Diamond, Mark Diamond, Barry Diamond and Ronell Rivera. The employment agreement with Gerald Diamond is described under “Executive Compensation — Executive Compensation Report — CEO Compensation.” The executive officers agreed to a voluntary annual salary reduction on November 1, 2001.

      The employment agreement with Jean Diamond is evergreen and renews annually until it is terminated by the Company or Ms. Diamond pursuant to the terms thereof. The Agreement provides for an employment term of five years renewable and (i) provides for an annual base salary of $194,674 (as of November 1, 2001), increased annually in an amount equal to the greater of five percent of her then current salary or an amount based upon increases in the Consumer Price Index, (ii) provides for an automobile allowance, and (iii) does not provide for an annual bonus. Gerald Diamond and Jean Diamond’s contracts automatically renew each year.

      Gerald Diamond’s and Jean Diamond’s employment agreements provide that if a Change of Control (as such term is defined below) occurs while the employee is employed by SED International, and if the employee’s employment is terminated involuntarily, or voluntarily by the employee upon the occurrence of certain events, the employee may notify SED International and request a cash payment in an amount equal to all annual salary, bonuses and other benefits owing to the employee from the date of termination through the remainder of the term of the employee’s employment agreement, except that if the term remaining in the employment agreement is less than 12 months, the employee shall receive an amount equal to at least 12 months of such compensation.

      Under Gerald Diamond’s and Jean Diamond’s employment agreements a Change of Control is deemed to have occurred when (i) any individual or entity becomes the beneficial owner of securities of the Company or SED International representing 30% or more of the combined voting power of the Company’s or SED International’s then-outstanding securities entitled to vote generally in the election of directors; (ii) the Company’s Continuing Directors (a term defined to include directors as of the date of execution of the employment agreements and their duly approved successors) fail to constitute at least a majority of the members of the Board; (iii) all or substantially all of the assets of the Company are sold without being duly approved by the Continuing Directors; or (iv) with respect to Mr. Diamond only, Mr. Diamond shall no longer be a member of the Board of the Company or SED International, unless (x) Mr. Diamond shall have declared in writing his desire to resign such positions or that he no longer wishes to serve as a director, (y) Mr. Diamond shall have died or become disabled during the term of the employment agreement, or (z) Mr. Diamond’s employment shall have been terminated for Cause (as the term “Cause” is defined in Mr. Diamond’s employment agreement).

      Mark Diamond is President of SED International, Inc. Mr. Diamond’s employment agreement provides an employment term of 5 years, commencing November 9, 1999. The agreement also provides for (i) an annual base salary of $226,000 (as of November 1, 2001), increased annually in an amount equal to 5% of his then current salary, (ii) an automobile allowance, and (iii) the possibility of an annual bonus. The Company may terminate Mr. Diamond’s employment for “good cause,” as defined in his employment agreement. In the event of termination without “good cause,” the Company is obligated to pay Mr. Diamond the greater of his base salary for the remaining period of his employment agreement or 12 months of base salary, less applicable withholdings.

      Barry Diamond is Vice President of the Wireless division of SED International, Inc. Mr. Diamond’s employment agreement provides an employment term of 3 years commencing on November 11, 1999. The employment agreement also provides for (i) an annual base salary of $156,999 (as of November 1, 2001) (ii) an automobile allowance, and (iii) the possibility of an annual bonus. The Company may terminate Mr. Diamond’s employment for “good cause” as that term is defined in the employment agreement. In the event of termination for “good cause” the Company is obligated to pay Mr. Diamond his base salary up through the date of his termination, less applicable withholding. The Company may also terminate Mr. Diamond without good cause, and in this event the Company is obligated to pay Mr. Diamond his base salary and benefits for the greater of 12 months or the remaining term of the employment agreement.

      Ronell Rivera is Executive Vice President of Latin America for Sales and Marketing of SED International, Inc. (formerly President of the Latin-American Division of the Company). Mr. Rivera’s employment agreement is for a term of 3 years, commencing July 1, 2000. The agreement provides for an annual base salary of $196,875 (as of November 1, 2001). The base salary is increased annually in an amount equal to 5%. In addition to his salary the employment agreement provides Mr. Rivera with (i) an automobile allowance, (ii) life insurance coverage, and (iii) the possibility of an annual bonus. The Company may terminate Mr. Rivera’s employment for “good cause,” as defined therein. In the event of termination without “good cause,” the Company is obligated to pay Mr. Rivera the greater of his base salary for the remaining period of his employment agreement or 12 months of base salary, less applicable withholdings.

Report of the Compensation Committee on Executive Compensation

      The Board established a standing Compensation Committee on August 26, 1998 (see “Information Concerning Board of Directors” above). Prior to August 26, 1998, Gerald Diamond, Chairman of the Board and Chief Executive Officer of the Company, recommended to the Board (or in some cases a committee thereof as discussed below) for its approval the non-base salary compensation to be paid to executive officers of the Company, excluding himself, subject to any applicable employment agreements with those persons. Subsequent to August 26, 1998, all such recommendations were made to either the Compensation Committee or the Board’s Stock Option Committee. Messrs. Aaron, M. Diamond, Rosenthal and E. Cohen (until his resignation) serve as the members of the Stock Option Committee, which administers the Company’s various stock benefit plans (collectively, the “Plans”) and as such, with the exception of the Company’s 1995 Formula Stock Option Plan, reviewed and acted upon Mr. G. Diamond’s recommendations with respect to stock option grants and restricted stock awards under those Plans. Messrs. M. Diamond, M. Cohen and E. Cohen (until his resignation) served as the members of the committee administering the Company’s 401(k) Plan (the “401(k) Plan”) available to all eligible employees of the Company and SED International, including executive officers. As of January 1, 2002, the Company is under no obligation to provide 401(k) matching funds. Matching funds will be provided to employees at the discretion of the Board of Directors.

      Executive Compensation Philosophy. The Company’s executive compensation program is designed to help it identify and retain outstanding executives in the microcomputer and wireless wholesale distribution industry. The Company believes this focus will enable it to hire and retain the best executive talent and help it meet its long-range objectives. Key elements of this philosophy include the following:

•	Appeal to executives who are motivated to position the Company as a leader in selected markets.

•	Align the financial interests of the executives with those of the shareholders.

•	Provide compensation opportunities that are within the range of those provided by microcomputer and cellular telephone wholesale distribution companies of similar sizes.

      As a result of the emphasis on linking executive compensation to individual and corporate performance, the Company’s executives may be paid more or less than executives of the Company’s competitors.

      As a baseline, the Board and the Compensation Committee support the concept that stock ownership by management and stock-related compensation arrangements are beneficial in enhancing shareholder value and aligning interests among management, the Board and the shareholders.

      Executive Compensation Components. There are two components to the Company’s executive compensation program: annual cash compensation (which includes base salary and annual cash bonuses) and long-term incentive compensation.

      Base Salary. Base salary in Fiscal 2002 for Gerald Diamond and Jean Diamond was set by an employment agreement between these persons and SED International. The base salary for the other Named Executive Officers was set by the Board.

      Bonuses. For any fiscal year, Gerald Diamond recommends to the Compensation Committee annual cash bonuses for the Company’s executive officers (excluding himself). The Compensation Committee considers his recommendation and awards bonuses based on that recommendation and on the Committee’s own subjective evaluation of the executive’s individual leadership and performance in his or her area of responsibility and on the net earnings and return on equity of the Company for the fiscal year for which the bonus is to be awarded. Although the Compensation Committee gives the foregoing factors relatively equal weight in its deliberations, its ultimate determination is subjective and is not based on any particular stated individual or Company performance objectives. For Fiscal 2002, Mark Diamond received a cash bonus of $10,000 determined under a bonus plan covering Fiscal 2001. Mr. Barry Diamond received $1,750.

      Gerald Diamond’s employment agreement provides for an annual cash bonus in an amount directly related to the Company’s Pretax Adjusted Annual Income (as defined below) (see “Executive Compensation — Executive Compensation Report — CEO Compensation” and “Executive Compensation — Employment Agreements”). For Fiscal 2002 the Company did not attain its Pretax Adjusted Annual Income and no cash bonus was awarded to Mr. Diamond.

      Long-Term Incentives. The long-term incentive compensation program currently consists of stock grant and option plans pursuant to which the Company may grant executives and other key employees of the Company and its subsidiaries restricted shares of Common Stock and options to purchase Common Stock. Restricted shares of Common Stock granted to key employees are in the nature of a bonus without payment of any consideration by the recipient. The restricted shares become vested at the time or times specified by the committee administering the plan under which the stock grants are made, which may range from immediate vesting to ten years. Prior to vesting, however, recipients of awards have all other rights of a Shareholder, including the right to vote the shares and to receive any dividends declared and paid on the Common Stock so awarded. Generally, the exercise price of options granted under a stock option plan is equal to the fair market value of the underlying shares on the date of grant. Options are exercisable in installments ranging from 20% to 33.3% per year and expire ten years from the date of grant. The Board believes that the stock grant and option plans promote greater interest in the welfare of the Company by retaining executives and key employees and allowing them to share in the Company’s success.

      CEO Compensation. Gerald Diamond’s employment agreement with SED International is for a seven year period commencing on July 1, 1998. Thereafter, the term of the agreement is “evergreen” and it renews annually until it is terminated by the Company or Mr. G. Diamond pursuant to its terms. The agreement, however, is subject to automatic one-year extensions following the end of each year of employment, unless either SED International or Mr. G. Diamond gives notice within a specified period prior to the end of the year that the employment agreement will not be extended beyond its then-current term. Effective January 1, 2000, Mr. G. Diamond’s employment agreement was amended by modifying the change in control provisions of the employment agreement to provide that on the occurrence of a change in control, Mr. G. Diamond will have the option to demand an immediate payment equal to three times the amount to be paid to Mr. G. Diamond for the remainder of the term of the contract, with a minimum term in this event of 12 months. Previously Mr. G. Diamond’s contract provided that on a change in control he would receive payments equal to the amounts to be paid under the remaining term of the contract.

      Mr. G. Diamond’s employment agreement provides for an annual base salary of $371,564 (as of November 1, 2001), increased annually in an amount based upon increases in the Consumer Price Index. Under the terms of the employment agreement, in addition to annual base salary, Mr. G. Diamond is eligible to receive annual cash bonuses equal to five percent of the Company’s Pretax Adjusted Annual Income, which means with respect to a given fiscal year (a) the sum of earnings before taxes and minority interests of the Company as reported on its audited consolidated statement of operations for such fiscal year, excluding, in all cases, (i) any nonrecurring income and non recurring costs or expenses, which income, costs or expenses are extraordinary in the reasonable opinion of the Board, all as calculated in accordance with generally accepted accounting principles consistently applied, (ii) any interest income or expense and (iii) additional amortization or depreciation or increase in the cost of goods sold resulting from any asset revaluations or goodwill, less (b) $6,000,000. Mr. G. Diamond was not eligible to receive an annual cash bonus under his employment agreement for Fiscal 2002 because the Company did not have any Pretax Adjusted Annual Income for that year.

      Mr. G. Diamond’s employment agreement also provides him with an automobile allowance, disability insurance coverage and a benefit payable to his surviving spouse, if any, upon his death. Mr. G. Diamond’s employment agreement includes a covenant not to compete with SED International or the Company for a period of two years following termination of his employment with SED International and the Company.

      The Board’s philosophy in establishing the base salary and performance bonus structure reflected in Mr. G. Diamond’s employment agreement was to consider the pay to chief executive officers of similarly-sized companies in the microcomputer and wireless wholesale distribution industry as a guide and to provide an incentive to Mr. G. Diamond to remain with the Company and to continue to grow the business of the Company. The Board intends to evaluate Mr. G. Diamond’s compensation package during fiscal 2002 based on the factors described above and Mr. G. Diamond’s duties and responsibilities with respect to management of the Company. Any new compensation package that the Board may propose will be subject to the re-negotiation of Mr. G. Diamond’s current employment agreement.

      Mr. G. Diamond also is eligible to receive additional compensation under the Company’s long-term incentive compensation program described above.

      Other Compensation Plans. The Company and SED International maintains employee benefit plans in which the executive officers are permitted to participate on the same terms as other employees including the 401(k) Plan. Effective July 1, 2002, SED International revised the 401(k) plan to provide 401(k) matching for its employees at the discretion of the Board of Directors and is no longer required to match 401(k) funds. The plan does not provide for investments in Common Stock.

      Exchange Plan. In February 2001, the Company made an offer to employees of the Company to exchange stock options they previously received in the Company’s 1991 Stock Option Plan (1991 Plan Options) for awards of restricted stock under the Company’s 1997 and 1999 Stock Option Plan. Under the exchange, an employee received one share of restricted common stock for each option to purchase five shares of common stock surrendered. Employees who exchanged 100% of their 1991 Plan Options were also allowed to exchange options under other Company Plans at the same exchange ratio. A similar exchange offer was made to non-employee Directors for options they received in the Company’s Director Plans and the 1999 Stock Option Plan. Based on the five-for-one exchange ratio, 1,019,889 options were exchanged for awards of 203,978 shares of restricted common stock. The exchanged options had an exercise price from $5.25 to $10.13 and the average exercise price for the exchanged options was $8.78. The total valuation placed on the awards issued was approximately $446,000, based on the closing price of the common stock of $2.19 on February 28, 2001. The exchange increased the number of shares of the Company’s common stock outstanding by 5.5%, but reduced potential dilutive impact on the Company’s common stock associated with the 1,019,889 options exchanged and cancelled. Options returned to Plans will be available for re-issuance under those Plans.

      The exchange valuation of $446,000 resulted in non-cash deferred compensation in the amount of $413,000 for the employees’ portion of the exchange, and the expense of $33,000 for the immediate vesting of the outside Directors’ restricted stock.

      Subsequent to the exchange settlement, stock awards issued to certain officers of the Company and its subsidiary, SED International, Inc., were accelerated and immediately vested. The accelerated vesting resulted in the recognition of non-cash awards compensation expense of $462,000.

      Limitations on the Deductibility of Compensation. Pursuant to the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of the Company’s Named Executive Officers would not be deductible by the Company for federal income tax purposes to the extent such officer’s overall compensation exceeds $1 million. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1 million base. It has been determined that no portion of anticipated compensation payable to any executive officer in Fiscal 2002 would be non-deductible. The Compensation Committee will continue to address this issue when formulating compensation arrangements for executive officers.

SUBMITTED BY THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS OF
SED INTERNATIONAL HOLDINGS, INC.

Stewart I. Aaron

Cary Rosenthal

      This Executive Compensation Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement in any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, (together, the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

      The Board established a standing Compensation Committee on August 26, 1998 (see “Information Concerning Board of Directors” above). Prior to August 26, 1998 the Board acted collectively to determine all forms of compensation other than base salaries for Gerald Diamond and Jean Diamond, which were governed by employment agreements, and stock options and stock awards, which were granted by members of the Board’s Stock Option Committee (see “Executive Compensation — Executive Compensation Report” above). During Fiscal 2002, the members of the Compensation Committee were Messrs. Aaron, G. Diamond and Rosenthal. Mr. G. Diamond is the Chief Executive Officer of the Company. None of the other members is or has ever been an officer or employee of the Company. There were no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers served on the Company’s Compensation Committee. Except as described under “Lease of Headquarters,” below, none of the members of the Compensation Committee engaged in transactions or had relationships requiring disclosure under Item 404 of Regulation S-K in Fiscal 2002. Except for Gerald Diamond, who serves as Chairman of the Board and Chief Executive Officer of the Company and SED International, and Mark Diamond, who serves a President and Chief Operating Officer of the Company and SED International, none of the other members of the Board are or have been officers or employees of the Company.

Lease of Headquarters

      On April 1, 1999 the Company signed a seven-year lease with the Diamond Chip Group LLC, successor owner of the premises used by the Company for its headquarters. The members of the Diamond Chip Group LLC are Gerald Diamond, Jean A. Diamond and Nathan Diamond Revocable Trust, who own respectively 37.5%, 37.5%, and 25% of the outstanding interests in this entity. The beneficiaries of the Nathan Diamond Revocable Trust are Julie Elster and Mark Diamond, daughter and son respectively of Gerald and Jean Diamond. The predecessor owner of the premises was Royal Park Company, a Georgia general partnership whose partners were Gerald and Jean Diamond.

      Rental payments for fiscal 2002 were $267,000. Rent escalates each October at a rate of 3% per year. In addition to rental payments, the Company pays all operating costs associated with the lease of its headquarters. The lease includes an option for one three-year renewal upon expiration of the initial term.

      The lease also provides the Company with a right of first refusal to purchase the premises in the event Diamond Chip Group LLC proposes to sell the facility during the lease term. The Company believes that the lease with the Diamond Chip Group LLC is, on terms no less favorable than those available from unaffiliated parties.

FIVE YEAR PERFORMANCE GRAPH

      The following graph presents a comparison of the cumulative total shareholder return on the Company’s Common stock with the Nasdaq Stock Market (U.S.) Index and the average performance of a group consisting of the Company’s peer corporations on a line of business basis. The companies comprising the peer issuers group are Arrow Electronics, Inc; Avnet, Inc.; Ingram Micro Inc.; Merisel, Inc.; and Tech Data Corporation.(1) This graph assumes that $100 was invested on June 30, 1997, in the Company’s Common Stock and in the other indices and that all dividends were reinvested. The peer corporations were weighted on a market capitalization basis at the time of each reported data point. The stock price performance shown below is not necessarily indicative of future price performance.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*

AMONG SED INTERNATIONAL HOLDINGS, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

Cumulative Total Return

	6/97	6/98	6/99	6/00	6/01	6/02

SED International Holdings, Inc.	100.00	63.11	18.45	31.07	8.93	4.48
NASDAQ Stock Market (U.S.)	100.00	131.62	189.31	279.93	151.75	103.32
Peer Group	100.00	106.58	86.64	100.63	78.20	76.31
Note:

     (1) In previous years, the Company had included Savoir Technology Group in the “peer issuers group.” Savoir Technology Group merged into Avnet, Inc. during March 2000.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and shareholders beneficially owning more than ten percent of all outstanding Common Stock (“Reporting Persons”) to file certain reports (“Section 16 Reports”) with respect to their beneficial ownership of the Company’s equity securities. Based solely on a review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, written representations by Reporting Persons that no Form 5 was required, the Reporting Persons have complied with all applicable Section 16 (a) filing requirements during and with respect to fiscal 2002.

Report of the Audit Committee

      The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee the Company’s financial reporting process. The role of the Audit Committee is more fully described in the charter, which the Board of Directors has adopted for it, which is included as Appendix A to this Proxy Statement.

      Management is responsible for our financial statements and reporting process, including our system of internal controls. The Company’s independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

      In performing its functions, the Audit Committee:

•	met with the Company’s internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Company’s financial reporting;

•	reviewed and discussed the Company’s audited financial statements with management of the Company;

•	reviewed and discussed with the Company’s independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as it may be amended or supplemented; and

•	received the written disclosures and the letter from the independent accountants, as required by Independent Standards Board Standard No. 1 (“Independence Discussions with Audit Committee”) as may be modified or supplemented, and has discussed with the independent accountants, the independent accountants’ independence.

      Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2002 for filing with the Securities and Exchange Commission.

Respectfully submitted,

MELVYN I. COHEN, Chairman
STEWART I. AARON
CARY ROSENTHAL

Fees Paid to Independent Auditors

      The firm of Ernst & Young LLP served as the Company’s independent auditors for fiscal 2002 and 2001. The firm of Deloitte & Touche LLP served as the Company’s independent auditors for fiscal 2000. A representative of Ernst & Young LLP is expected to attend the Annual Meeting to respond to questions from shareholders and to make a statement if he or she so desires.

      Audit Fees. The aggregate fees billed by the Company’s auditors, Ernst & Young LLP, for professional services rendered for the audit of the Company’s annual financial statements for the year ended June 30, 2002 and the reviews of the financial statements included in the Company’s Forms 10-Q for that year were $412,000.

      Financial Information Systems Design and Implementation Fees. Ernst & Young LLP was not engaged to perform any services involving financial information systems design and implementation in fiscal 2002.

      All Other Fees. The aggregate fees billed for services rendered by Ernst & Young LLP for 2002 other than the services described above, were $211,000. The Audit Committee has considered the issue of whether the provision of the non-audit services is compatible with maintaining the auditor’s independence.

      The Audit Committee has concluded that the provision of the non-audit services listed as “All Other Fees” above is compatible with maintaining the independence of Ernst & Young LLP.

PROPOSALS OF SHAREHOLDERS FOR 2003 ANNUAL MEETING OF SHAREHOLDERS

      Any shareholder of the Company wishing to submit a proposal for action at the Company’s 2003 Annual Meeting of Shareholders must provide a written copy of the proposal to the management of the Company at its principal executive offices not later than June 6, 2003 and must otherwise comply with the rules and regulations of the Commission applicable to shareholder proposals.

ANNUAL REPORT

      The Company’s 2002 Annual Report to Shareholders, which includes financial statements, is being mailed to the Company’s Shareholders with this Proxy Statement. The Annual Report is not part of the proxy soliciting material.

OTHER MATTERS

      The Board does not know of any other matters to be presented at the Annual Meeting for action by Shareholders. If any other matters requiring a vote of the Shareholders arise at the Annual Meeting or any adjournment thereof, however, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgement of the persons acting under the proxies.

      The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by mail, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview. The Company may request brokers and others to forward proxies and soliciting materials to the beneficial owners of Common Stock, and will reimburse them for their reasonable expenses in so doing.

      A list of Shareholders entitled to be present and vote at the Annual Meeting will be available during the Annual Meeting for inspection by shareholders who are present.

      If you cannot be present in person, you are requested to complete, sign, date and return the enclosed proxy promptly. An envelope has been provided for your convenience. No postage is required if mailed in the United States.

By Order of the Board of Directors,

MICHAEL P. LEVINE, Secretary

October 29, 2002

Tucker, Georgia

APPENDIX A

      As part of the commitment of the Company and the Board of Directors to good governance practices, the Board of Directors has reviewed the charter for the Audit Committee of the Board of Directors — filed as Appendix A to the Company’s Proxy Statement for the fiscal year ended June 30, 2000 — and has amended and restated the charter (see below). The Board restated the charter in October 2002, in part to take into account the adoption of the Sarbanes-Oxley Act of 2002. In addition to the items identified below, the Audit Committee also reviews all earnings releases and quarterly financial statements with management and the independent auditors before they are filed with the SEC.

SED INTERNATIONAL HOLDINGS, INC.

AUDIT COMMITTEE CHARTER

Purpose

      The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company. The Committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, and on the Company’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Committee is directly responsible for the appointment, compensation, and oversight of the public accounting firm engaged to prepare or issue an audit report on the financial statements of the Company.

Composition

      The membership of the Committee shall consist of at least two directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment. Applicable laws and regulations shall be followed in evaluating a member’s independence. The chairperson shall be appointed by the full Board.

Communications/Reporting

      The public accounting firm shall report directly to the Committee. The Committee is expected to maintain free and open communication with the public accounting firm, the internal auditors, and the Company’s management. This communication shall include private executive sessions, at least annually, with each of these parties. The Committee chairperson shall report on Audit Committee activities to the full Board.

Education

      The Company is responsible for providing the Committee with educational resources related to accounting principles and procedures, current accounting topics pertinent to the company and other material as may be requested by the Committee. The Company shall assist the Committee in maintaining appropriate financial literacy.

Authority

      In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

Responsibilities

      The Committee’s specific responsibilities in carrying out its oversight role are delineated in the Audit Committee Responsibilities Checklist below. The responsibilities checklist will be updated annually to reflect changes in regulatory requirements, authoritative guidance, and evolving oversight practices. As the compen-

dium of Committee responsibilities, the most recently updated responsibilities checklist will be considered to be an addendum to this charter.

      The Committee relies on the expertise and knowledge of management, the internal auditors, and the public accounting firm in carrying out its oversight responsibilities. Management of the Company is responsible for determining the company’s financial statements are complete, accurate, and in accordance with generally accepted accounting principles. The public accounting firm is responsible for auditing the Company’s financial statements. It is not the duty of the Committee to plan or conduct audits, to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the Company’s internal policies, procedures, and controls.

Audit Committee Responsibilities Checklist

      1.     The Committee will perform such other functions as assigned by law, the Company’s charter or bylaws, or the Board of Directors.

      2.     The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

      3.     The Committee shall meet four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

      4.     The agenda for Committee meetings will be prepared in consultation between the Committee chair (with input from the Committee members), financial management, the internal auditors and the Company’s independent auditors.

      5.     Provide an open avenue of communication between the internal auditors, the Company’s independent auditors, financial management and the Board of Directors. Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

      6.     Review and update the Audit Committee Responsibilities Checklist annually.

      7.     Provide a report in the annual proxy that includes the Committee’s review and discussion of matters with management and the Company’s independent auditors.

      8.     Include a copy of the Committee charter as an appendix to the proxy statement at least once every three years.

      9.     Appoint, approve the compensation of, and provide oversight of the public accounting firm.

      10.     Review and approve the appointment or change in the Company’s independent auditor.

      11.     Confirm annually the independence of the Company’s independent auditors, and quarterly review the firm’s non-audit services and related fees.

      12.     Verify the Committee consists of a minimum of two members who are financially literate, including at least one member who has financial sophistication.

      13.     Review the “independence” of each Committee member, as required by the Sarbanes-Oxley Act of 2002 and by the rules or any stock exchanges on which any securities of the Company are listed.

      14.     Inquire of financial management, the internal auditor, and Company’s independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

      15.     Review with the internal auditor, the Company’s independent auditors and financial management the audit scope and plan, and coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, the effective use of audit resources, and the use of independent public accountants other than the appointed auditors of the Company.

      16.     Consider and review with the Company’s independent auditors and the internal auditor:

a. The adequacy of the Company’s internal controls including computerized information system controls and security.

b. Any related significant findings and recommendations of the independent public accountants and internal audit together with management’s responses thereto.

      17.     Review with financial management any significant changes to GAAP policies or standards.

Minutes

      The minutes of all Audit Committee meetings will be prepared and distributed to all Committee members and approved at subsequent meetings. If the Corporate Secretary did not take the minutes, they should be sent to the secretary for distribution to the full Board and placed in permanent filing.

SED INTERNATIONAL HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated October 29, 2002, and does hereby appoint Gerald Diamond and Michael P. Levine and either of them, with full power of substitution as proxy or proxies of the undersigned, to represent the undersigned and vote all shares of SED International Holdings, Inc. common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of SED International Holdings, Inc., to be held at the principal executive offices of the Company, 4916 N. Royal Atlanta Drive, Tucker, Georgia, at 12:00 p.m., local time, on December 11, 2002, and at any and all adjournment(s) thereof:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED NOMINEES AND PROPOSALS.

(1)	Proposal 1: The election as directors of the two nominees listed below to serve for a three-year term expiring at the 2005 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

☐ FOR ALL nominees listed below	☐ WITHHOLD AUTHORITY to vote for all nominees listed below
(except as marked to the contrary below)

Melvyn Cohen, Cary Rosenthal

(INSTRUCTION:	To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.)

If no direction is made to withhold authority to vote for any nominee, this proxy card will be voted “FOR” each of the nominees.

(2)	In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any adjournments thereof. This proxy may be revoked at any time prior to the voting thereof.

(Continued, and to be signed on reverse side)

(Continued from the other side)

    If any other business is properly presented at the Annual Meeting, this proxy card will be voted by the proxies in their discretion. At the present time, the Board of Directors knows of no other business to be presented to a vote of the shareholders at the Annual Meeting

Please sign exactly as your name appears hereon. When shares are held jointly, both holders should sign.

Date ________________________ , 2002

Signature

Signature if shares held jointly

When signing as attorney, executor, administrator, trustee, custodian or guardian, please give your full title.

If the holder is a corporation or partnership the full corporate or partnership name should be signed by a duly authorized officer or partner, respectively.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY

Proxy Card